Exhibit 10.3

COVANTA HOLDING CORPORATION
TSR AWARD AGREEMENT
THIS AGREEMENT is made and entered into as of this ___ day of __________, 20__ (the “Grant Date”) by and between Covanta Holding Corporation, a Delaware corporation (the “Company”), and ______________________________ (“Employee”), pursuant to the Covanta Holding Corporation 2014 Equity Award Plan (the “Plan”). This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions:
WITNESSETH:
WHEREAS, Employee is an employee of the Company or its Affiliates or Subsidiaries;
WHEREAS, the Company has adopted the Plan in order to promote the interests of the Company and its stockholders by using equity interests in the Company to attract, retain and motivate its management and other eligible persons and to encourage and reward their contributions to the Company’s and/or its Affiliates’ and Subsidiaries’ performance and profitability;
WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) authorized an objectively-determinable performance-based award described in Section 1 below (the “TSR Award”) measuring the Company’s total shareholder return (defined and measured in accordance with Exhibit A hereto, the “TSR”) to Employee pursuant to the Plan;
WHEREAS, the Compensation Committee has determined that it is in the best interests of the Company to grant under the Plan PRSUs (as hereinafter defined) payable in TSR Performance Shares (as hereinafter defined) to Employee pursuant to the terms and conditions set forth in this Agreement; and
WHEREAS, Employee is entrusted with knowledge of the confidential and proprietary information and particular business methods of the Company, Covanta Energy LLC and their respective Subsidiaries and Affiliates (“Covanta Group”) and the clients of the Covanta Group, and Employee is trained and instructed in the Covanta Group’s particular operations, all of which are exceptionally valuable to the Covanta Group and vital to the success of the Covanta Group’s business.
NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.TSR Award. In accordance with, and subject to, the terms and conditions of the Plan, the Company hereby grants to Employee ___________ performance restricted stock units (the “PRSUs”) payable in shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), for the period commencing as of January 1, 20__ and ending December 31, 20__ (the “Performance Period”). Issuance and payment of the award in the form of shares of

Common Stock of the Company (the “TSR Performance Shares”) is conditioned and dependent upon Employee’s continued employment during the Performance Period and the achievement of performance goals reflected in the Company’s TSR relative to the TSR of the Peer Group Companies (as hereinafter defined) more fully described in Exhibit A hereto. If the Company issues or otherwise delivers TSR Performance Shares to Employee, the Company shall also pay to Employee the amount of cash determined under Section 3 (the “TSR Dividend Equivalent Cash Award”).
2.    TSR Award Performance Conditions. It is understood and agreed that this TSR Award is subject to the following terms and conditions:
2.1    Determination of Number of TSR Performance Shares. The number of the TSR Performance Shares, if any, earned for the Performance Period shall be determined in accordance with the terms and conditions of Exhibit A, subject to the terms of this Agreement.
2.2    Employment Condition. Except as set forth in Section 2.3 below, vesting of the TSR Award is expressly conditioned upon Employee being continuously employed by the Company or any of its Subsidiaries or Affiliates during the entire Performance Period, including without limitation, the last day of the Performance Period.
2.3    Effect of Termination of Employment. Except as otherwise provided below, if Employee’s employment with the Company or any of its Subsidiaries or Affiliates, is terminated for any reason prior to the end of the Performance Period, the TSR Award shall be immediately forfeited.
(a)    Termination due to Death or Disability. If Employee’s termination of employment is due to death or Disability (as defined in the Plan), the TSR Award shall vest and will be issuable at the time and in the form as provided in Section 4.1 hereof based on the Company’s TSR for the entire Performance Period relative to the TSR for each of the Peer Group Companies (as weighted in accordance with Exhibit A hereto) for the entire Performance Period.
(b)    Termination due to Retirement or Termination by the Company for Other than Cause. If Employee’s termination of employment is due to Employee’s retirement at or after the age of 65 or with a sum of age and years of service with the Company or any of its Subsidiaries or Affiliates on the date of retirement equal to at least 75 (unless such retirement results from a termination of Employee’s employment by the Company for Cause (as such term is defined in the Plan)) or if Employee’s employment is terminated by the Company (or a Subsidiary or Affiliate of the Company, as the case may be) for reasons other than Cause (as determined by the Compensation Committee), a prorated portion of the TSR Award shall vest pursuant to Section 2.3(c) below, and will be payable at the time and in the form as provided in Section 4.1 hereof. For purposes of this Section 2.3(b), Employee shall be considered employed during any period in which Employee is receiving severance pay, and the date of the termination of Employee’s employment shall be the last day of any such severance pay period.
(c)    Prorated Vesting upon Retirement or Termination by the Company for Other than Cause. The prorated portion of the TSR Award that vests due to termination of Employee’s employment due to retirement or termination by the Company for reasons other than

Cause shall be determined by multiplying (i) the TSR Performance Shares that would have been vested based on the Company’s TSR for the entire Performance Period relative to the TSR for each of the Peer Group Companies (as weighted in accordance with Exhibit A hereto) for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of days that Employee was continually employed since the beginning of the Performance Period and the denominator of which is 1,095.
(d)    Change in Control Event. Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control (as hereinafter defined) during the Performance Period, the portion of the TSR Award that would be deemed to be earned shall be (i) the TSR Performance Shares as calculated in accordance with Exhibit A hereto and determined based on the Company’s TSR relative to the TSR for each of the Peer Group Companies and weighted in accordance with Section 2.1(d) based on TSR performance for the period beginning January 1, 2018 and ending on the date preceding the date on which the Change in Control occurs (the “Prorated Period”), multiplied by (ii) a fraction, the numerator of which is the number of days in the Prorated Period and the denominator of which is 1,095. Such earned TSR Performance Shares shall be converted to restricted stock units that shall vest based on continued service through December 31, 20__; provided, however, (x) if the successor entity does not assume, convert or replace such restricted stock units, then vesting will accelerate upon the Change in Control and (y) if the successor entity assumes, converts or replaces such restricted stock units, then vesting of such assumed, converted or replaced awards will accelerate if Employee is terminated without Cause within 24 months following the Change in Control. The Company also shall pay to Employee a TSR Dividend Equivalent Cash Award based on such number of TSR Performance Shares deemed to be earned by Employee pursuant to this Section 2.3(d).
(e)    Change in Control Definition. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others: (i) any “Person” (as hereinafter defined), other than a holder of at least 10% of the outstanding voting power of the Company as of the date of this Agreement, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a majority of the stock of the Company entitled to vote in the election of directors of the Company; (ii) individuals who are Continuing Directors of the Company (as hereinafter defined) cease to constitute a majority of the members of the Board; (iii) stockholders of the Company adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of the assets of the Company; (iv) the Company is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Company following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) shall not constitute a Change in Control; (v) there is a Change in Control of the Company of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange

Act, as in effect at the time of the change, whether or not the Company is then subject to such reporting requirements; provided, however, that for purposes of this Agreement a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power of the Company as of the date of this Agreement; or (vi) the Company consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination or expiration of this Agreement.
(f)    Covanta Energy LLC. In the event that Employee is an employee of Covanta Energy LLC or any of its Subsidiaries or Affiliates, then the references to the Company in Section 2.3(e)(i), (iii), (iv), (v) and (vi) above shall also include, in the alternative, Covanta Energy LLC.
(g)    Continuing Director Definition. For purposes of Section 2.3(e), “Continuing Directors” shall mean the members of the Board on the date of execution of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director; and the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act.
3.    TSR Dividend Equivalent Cash Awards. The amount of the TSR Dividend Equivalent Cash Award shall be determined by multiplying the number of TSR Performance Shares earned by Employee as determined under Section 2 above by the total amount of dividends paid per share of the Company’s Common Stock for which the ex-dividend date occurred after the beginning of the Performance Period and before the Payment Date (as that term is defined in Section 4.2), as applicable.
4.    Confirmation and Payment.
4.1    Determination of TSR Performance Shares. Following the end of the Performance Period, the Compensation Committee shall determine and confirm: (a) the Relative Total Shareholder Return and Earned Percentage (each as defined in Exhibit A hereto); (b) the number of TSR Performance Shares earned which shall be issuable to Employee; and (c) the amount of the TSR Dividend Equivalent Cash Award payable to Employee. Prior to such meeting, the Company shall provide to the Compensation Committee, in reasonable detail, the calculation of the Relative Total Shareholder Return, Earned Percentage, the number of TSR Performance Shares issuable to Employee and the amount of the TSR Dividend Equivalent Cash Award payable to Employee, which information shall be available to Employee upon request after the Payment Date (as hereinafter defined). The number of TSR Performance Shares earned shall be rounded to the nearest whole share.
4.2    Issuance of TSR Performance Shares and Payment of TSR Dividend Equivalent Cash Awards. As soon as practicable in the calendar year following the close of the Performance Period (but not later than March 15) (the “Payment Date”) and subject to applicable tax withholding as provided in Section 5 hereof, the TSR Dividend Equivalent Cash Award shall be paid to Employee, or in the event of Employee’s death, to Employee’s beneficiary. Promptly after the Payment Date, certificates representing the TSR Performance Shares determined in accordance with Section 4.1 shall be delivered to Employee or to Employee’s beneficiary, as applicable. Notwithstanding the foregoing, in the event that Employee is prohibited from trading in the Company’s securities on the Payment Date pursuant to applicable securities laws and/or the Company’s policy on securities trading and disclosure of confidential information, the Payment Date shall be, in the determination of the Compensation Committee, the first date Employee is no longer prohibited from such trading.
5.    Tax Withholding. As a condition precedent to the receipt of any TSR Performance Shares as provided for in Section 4.2, Employee agrees to pay to the Company, at such times as the Company shall determine, such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that Employee recognizes pursuant to the issuance to Employee of the TSR Performance Shares. The obligations of the Company under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Company, its Affiliates and Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to Employee. In addition, Employee may elect, unless otherwise determined by the Compensation Committee, to satisfy the withholding requirement by having the Company withhold first TSR Dividend Equivalent Cash Awards and, if such amount is insufficient to pay the full amount of the withholding tax, TSR Performance Shares with a Fair Market Value (as hereinafter defined), as of the date of such withholding, sufficient to satisfy the withholding obligation. For purposes of this Section 5, the “Fair Market Value” of a TSR Performance Share shall be equal to the closing market price of the Common Stock on the last trading day immediately preceding the Payment.
6.    Changes in Capital Structure.
6.1    If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Compensation Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the TSR Performance Shares, including a substitution or adjustment in the aggregate number or kind of shares subject to this Agreement. Any securities, awards or rights issued pursuant to this Section 6.1 shall be subject to the same restrictions, if any, as the underlying TSR Performance Shares to which they relate.
6.2    If the outstanding Common Stock of the Company is hereafter converted into or exchanged for all of the outstanding Common Stock of a corporation (the “Parent Successor”) as part of a transaction (the “Transaction”) in which the Company becomes a wholly-owned subsidiary of Parent Successor, then (a) the obligations under this Agreement shall be assumed by Parent Successor and references in this Agreement to the Company shall thereafter generally be deemed to refer to Parent Successor, (b) Common Stock of Parent Successor shall be issued in lieu of Common Stock of the Company under this Agreement, (c) employment by the Company for purposes of this Agreement shall include employment by either the Company or Parent Successor, and (d) the TSR Dividend Equivalent Cash Awards under Section 4 of this

Agreement shall be based on dividends paid on the Common Stock of the Company prior to the Transaction and dividends paid on the Common Stock of the Parent Successor after the Transaction.
7.    Return and/or Forfeiture of Performance-Based Payments or Awards. Notwithstanding any other provision in this Agreement, in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, and in the event any stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company, then any payments made or awards granted shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements. This Section 7 shall survive any expiration or termination of this Agreement for any reason.
8.    Registration. This grant is subject to the condition that if at any time the Board or Compensation Committee shall determine, in its discretion, that the listing of the TSR Performance Shares which may be issued hereunder on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of the TSR Performance Shares hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Compensation Committee. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.
9.    No Right to Employment. In no event shall the granting of the TSR Performance Shares or the other provisions hereof or the acceptance of the TSR Performance Shares by Employee interfere with or limit in any way the right of the Company, an Affiliate or Subsidiary to terminate the Employee’s employment at any time, nor confer upon Employee any right to continue in the employ of the Company, an Affiliate or Subsidiary for any period of time or to continue his or her present or any other rate of compensation.
10.    Noncompetition; Nonsolicitation; Confidential Information, etc. Employee hereby acknowledges that, during and solely as a result of Employee’s employment by the Company or its Subsidiaries or Affiliates, Employee has received and will continue to receive special training and education with respect to the operations of such entity(ies) and access to confidential information and business and professional contacts, all of which is exceptionally valuable to the Covanta Group and vital to the success of the Covanta Group’s business and other related matters. In consideration of such special and unique opportunities afforded to Employee as a result of Employee’s employment and the grant of TSR Performance Shares, Employee hereby agrees to be bound by and acknowledges the reasonableness of the following covenants, which are specifically relied upon by the Company and Covanta in entering into this Agreement and as a condition to the grant of the TSR Performance Shares. Employee acknowledges and agrees that each of the individual provisions of this Section 10 constitutes a separate and distinct obligation of Employee to the Covanta Group, individually enforceable against Employee.

10.1    Covenant Not to Compete. During the period Employee is employed by Company or its Subsidiary and for a period following Employee’s termination of employment for any reason, equal to ___[INSERT PERIOD]________, Employee shall not, without the consent of the Board, in any form or any manner, directly or indirectly, on Employee’s own behalf or in combination with others, become engaged in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Exchange Act, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation or other entity) or provide services to any business which renders services or sells products, or proposes to render services or sell products, that compete with the Business of the Covanta Group within the United States and any foreign country in which the Covanta Group conducts any aspect of the Business during the term of this Agreement. For purposes of this Agreement, the term “Business” shall mean the development, ownership and/or operation of businesses engaged in waste-to-energy and other renewable energy facilities, waste management and/or waste procurement. Notwithstanding the foregoing, after termination of Employee’s employment for any reason, Employee shall be permitted to work for any business that owns and operates independent power generation projects or that provides services to competitors or customers of the Covanta Group, so long as such business, as determined in the good faith judgment of the Board, does not compete with the Covanta Group.
10.2    Covenant Not to Solicit Employees. During the period Employee is employed by the Company or its Subsidiary and for a period following Employee’s termination of employment for any reason, equal to [INSERT PERIOD] , Employee agrees and covenants that he shall not, for any reason, directly or indirectly, employ, solicit or endeavor to entice away from the Covanta Group (whether for Employee’s own benefit or on behalf of another person or entity), or facilitate the solicitation, employment or enticement of, any employee of the Covanta Group to work for Employee, any affiliate of Employee or any competitor of the Covanta Group, nor shall Employee otherwise attempt to interfere (to the Covanta Group’s detriment) in the relationship between the Covanta Group and any such employees.
10.3    Covenant Not to Solicit Customers. During the period Employee is employed by Company or its Subsidiary and for a period following Employee’s termination of employment for any reason, equal to [INSERT PERIOD] , Employee agrees and covenants that he shall not, directly or indirectly, in any form or manner, contact, solicit, or facilitate the contacting or solicitation of, any Customer of the Covanta Group for the purpose of competing with the Business. For purposes of this Agreement, the term “Customer” shall mean and refer to each person, entity, municipality or other governmental entity that has a contract with or is actively being solicited by the Covanta Group to deliver waste, receive services or purchase energy during the period of Employee’s employment hereunder.
10.4    Covenant of Confidentiality. At any time during the term of Employee’s employment with the Company or its Subsidiary (pursuant to this Agreement or otherwise), and for a period of five (5) years after the termination of Employee’s employment with the Company or its Subsidiary, as applicable, for any reason, Employee shall not, except in furtherance of the

Business of the Covanta Group or otherwise with the prior authorization of the Company, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party (other than in the course of Employee’s employment), or utilize for Employee’s personal benefit or for the benefit of any competitor of the Covanta Group any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of any member of the Covanta Group or which are licensed by any member of the Covanta Group, any financial data or lists of actual or potential customers or suppliers (including contacts thereat) of the Covanta Group, and any information regarding the contracts, marketing and sales plans, which is not generally known to the public through legitimate origins of the Covanta Group. The parties hereto each acknowledge and agree that such Confidential Information is extremely valuable to the Covanta Group and shall be deemed to be a “trade secret.” In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by Employee or by misappropriation), or is required to be disclosed by legal, administrative or judicial process (provided that Employee has provided to the Company and Covanta reasonable prior notice of such request and the Company or Covanta has had a reasonable opportunity, at its expense, to dispute, defend or limit such request for the Confidential Information), that part of the Confidential Information shall no longer be deemed Confidential Information for purposes of this Agreement, but Employee shall continue to be bound by the terms of this Agreement as to all other Confidential Information.
10.5    Return of Property. Upon termination of Employee’s employment for any reason, Employee shall promptly deliver to the Company or its Subsidiary all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents, including all copies in any form or media, concerning the Covanta Group’s Customers, marketing strategies, products or processes which contain any Confidential Information.
10.6    Assignment of Inventions. Any and all writings, inventions, improvements, processes, procedures and/or techniques now or hereafter acquired, made, conceived, discovered or developed by Employee, either solely or jointly with any other person or persons, whether or not during working hours and whether or not at the request or upon the suggestion of the Company or its Subsidiaries or Affiliates, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Covanta Group, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company or its Subsidiaries or Affiliates, as applicable. Employee shall make full disclosure to the Company or its Subsidiaries or Affiliates of all such writings, inventions, improvements, processes, procedures, techniques, or any other material of a proprietary nature, including, without limitation, any ideas, inventions, discoveries, improvements, developments, designs, methods, systems, computer programs, trade secrets or other intellectual property whether or not patentable or copyrightable and specifically including, but not limited to, copyright and mask works, formulae, compositions, products, processes, apparatus, and new uses of existing materials or machines (collectively, “Inventions”), made, conceived or first reduced to practice by Employee solely or jointly with others while employed by the Company or its Subsidiaries or

Affiliates and which relate to or result from the actual or anticipated business, work, research or investigation of the Covanta Group or which are suggested by or result from any task assigned to or performed by Employee for the Covanta Group; and Employee shall do everything necessary or desirable to vest the absolute title thereto in the Company or its Subsidiaries or Affiliates, as applicable. Employee shall write and prepare all descriptions, specifications and procedures regarding the Inventions as may be required by the Company or its Subsidiaries or Affiliates to protect the Company’s or its Subsidiaries’ or Affiliates’ rights in and to the Inventions, and otherwise aid and assist the Company or its Subsidiaries or Affiliates so that the Company or its Subsidiaries or Affiliates can prepare and present applications for copyright or letters patent therefor and can secure such copyright or letters patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company or its Subsidiaries or Affiliates shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee will, at the Company’s or its Subsidiaries or Affiliates request, execute any and all assignment, patent or copyright forms and the like, deemed reasonably necessary by the Company or its Subsidiaries or Affiliates. The Company’s or its Subsidiaries’ or Affiliates’ rights hereunder shall not be limited to this country but shall extend to any country in the world and shall attach to each Invention notwithstanding that it is perfected, improved, reduced to specific form or used after termination Employee’s employment. Employee agrees to lend such assistance as he or she may be able, at the Company’s or its Subsidiaries’ or Affiliates’ request in connection with any proceedings relating to such letters of patent, trade secrets, copyright or application thereof, as may be determined by the Company or its Subsidiaries or Affiliates to be reasonably necessary. The Company, in its sole discretion, may agree to pay Employee a reasonable fee to defray any costs or time incurred by Employee in providing such assistance. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.
10.7    Equitable Remedies. In the event that Employee breaches any of the terms or conditions set forth in this Section 10 (collectively, the “Restrictive Covenants”), Employee stipulates that such breach will result in immediate and irreparable harm to the business and goodwill of the Company and/or its Subsidiaries or Affiliates and that damages, if any, and remedies at law for such breach would be inadequate. The Company and/or its Subsidiaries or Affiliates shall therefore be entitled to seek for and receive from any court of competent jurisdiction a temporary restraining order, preliminary and permanent injunctive relief and/or an order for specific performance to protect its rights and interests and to restrain any violation of this Agreement and such further relief as the court may deem just and proper, each without the necessity of posting bond. Following judgment or other final determination by such court, the non-prevailing party in such proceeding shall pay the costs and expenses (including court costs and reasonable attorneys’ fees) of the prevailing party. The Company and/or its Subsidiaries or Affiliates may elect to seek such remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Company and/or its Subsidiaries or Affiliates from seeking any remedies in another situation. Such action by the Company and/or its Subsidiaries or Affiliates shall not constitute a waiver of any of its rights.

10.8    Continuing Obligation. During Employee’s employment and upon termination of Employee’s employment for any reason the obligations, duties and liabilities of Employee pursuant to Sections 10.1, 10.2, 10.3, 10.4 and 10.5 of this Agreement are continuing, and for the periods set forth in such provisions hereof are absolute and unconditional, and shall survive and remain in full force and effect as provided in each such Section. Notwithstanding anything else contained in this Agreement to the contrary, the parties hereto agree that in the event, and at the moment, Employee breaches any of the terms, duties or obligations contained in Sections 10.1, 10.2, 10.3, and 10.4 of this Agreement, all of the TSR Performance Shares which have not vested, will immediately be cancelled and forfeited.
11.    Construction.
11.1    No Rights of Stockholder. The TSR Award (including any associated PRSUs and TSR Performance Shares) represents the Company’s unfunded and unsecured promise to issue shares of Common Stock, at a future date subject to the terms of this Agreement. Employee has no rights with respect to the TSR Award other than rights of a general creditor of the Company. Employee shall not have any of the rights of a stockholder with respect to unvested TSR Performance Shares.
11.2    Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs and successors, except as expressly herein otherwise provided.
11.3    Entire Agreement; Modification. This Agreement contains the entire understanding between the parties with respect to the matters referred to herein. Subject to Section 12(c) of the Plan, this Agreement may be amended by the Board or Compensation Committee at any time.
11.4    Capitalized Terms; Headings; Pronouns; Governing Law. Capitalized terms used and not otherwise defined herein are deemed to have the same meanings as in the Plan. The descriptive headings of the respective sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or construe the provisions which follow them. Any use of any masculine pronoun shall include the feminine and vice-versa and any use of a singular, the plural and vice-versa, as the context and facts may require. The construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Delaware.
11.5    Notices. Each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 11.5. Any such notice or communication given by first-class mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination. Each notice to the Company shall be addressed to it at its offices at 445 South Street, Morristown, New Jersey 07960 (attention: Chief Financial Officer), with a copy to the Secretary of the Company or to such other designee of the Company. Each notice to Employee shall be addressed to Employee at Employee’s address shown below.
11.6    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.
11.7    Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.

COVANTA HOLDING CORPORATION By: Title
Accepted this day of , 20__.
EMPLOYEE EMPLOYEE’S ADDRESS:

TSR AWARD AGREEMENT – EXHIBIT A
PERFORMANCE CRITERIA

The TSR Performance Shares that shall become earned and payable, if any, will be based on the Company’s total shareholder return (“TSR”) for the Performance Period relative to the TSRs of the Peer Companies (as defined below), as determined by the Compensation Committee. The TSR Performance Shares that shall become earned and payable, if any, following the end of the Performance Period shall be determined by multiplying the number of PRSUs granted by the “Earned Percentage,” as determined below, provided that the maximum Earned Percentage for the Performance Period shall be 200% and subject to certain caps described below. Any PRSUs that do not become earned at the end of the Performance Period will be forfeited.

(a)
“TSR” means, for the Company and each of the Peer Companies, such company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.

(b)	“Opening Average Share Value” means the average Share Value over the trading days in the Opening Average Period.

(c)	“Opening Average Period” means the trading days in the months of January and February 2018.

(d)
“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) the cumulative number of shares of a company’s common stock purchasable with dividends declared on such company’s common stock to that point during the Performance Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.

(e)	“Closing Average Share Value” means the average Share Value over the trading days in the Closing Average Period.

(f)	“Closing Average Period” means the trading days in the months of November and December 2020.

(g)	“Share Value” means, with respect to a given trading day, the closing price of a company’s common stock multiplied by the Accumulated Shares for such trading day.

(h)	“Peer Companies” means the following companies:

ALLETE, Inc.	Ormat Technologies, Inc.
Babcock & Wilcox Enterprises, Inc.	PNM Resources, Inc.
Calpine Corporation	Schnitzer Steel Industries, Inc.
Casella Waste Systems, Inc.	Sims Metal Management Limited
Clean Harbors, Inc.	Stericycle, Inc.
Commercial Metals Company	US Ecology, Inc.
First Solar, Inc.	Waste Connections, Inc.
H.B. Fuller Company

The Peer Companies may be changed as follows:

(i)	In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.

(ii)
In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.

(iii)
In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.

(iv)
In the event of a bankruptcy of a Peer Company, as long as the Peer Company is still trading on a market where an independent price can be determined (i.e., an over-the-counter market), its TSR will continue to be calculated based on reported trading prices. Once the share price can no longer be determined, such Peer Company’s TSR will be locked in for the active performance cycle, based on the last known trading price (i.e., the potential for a TSR of -100%). If the company subsequently resumes trading on a recapitalized basis (completely new equity infusion), it will not be added back to the peer group for active performance cycles.

(v)
In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.

Each Peer Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange.

(i)
“Relative Total Shareholder Return” means the Company’s TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the Peer Companies (not including the Company) from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of each of the Peer Companies will be determined as follows:

P =	N – R
N – 1

where:	“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the number of Peer Companies as of the Vesting Date.

“R” represents the Peer Company’s ranking among the Peer Companies.

Example: If there are 14 Peer Companies, the Peer Company that ranked 5th would be at the 69.2 percentile: .692 = ((14 – 5) / (14 – 1)).

(j)	“Percentile Rank” means the percentile rank of the Company’s TSR among Peer Companies calculated using the equation below, where:

(i)	and equal the Company’s percentile rank and TSR, respectively;

(ii)	and equal the percentile rank and TSR, respectively, for the Peer Company that ranks immediately above the Company; and

(iii)	and equal the percentile rank and TSR, respectively, for the Peer Company that ranks immediately below the Company.

If the Company’s TSR is greater than the highest TSR of a Peer Company, its TSR will be positioned at the 100th percentile. Similarly, if Company’s TSR is less than the lowest TSR of a Peer Company, its TSR will positioned at the 0th percentile.

Example: If (a) the Company’s TSR equaled 38.4%, (b) the percentile rank and TSR for the Peer Company whose TSR ranks immediately above the Company equaled the 69.2 percentile and 40.2%, respectively, and (c) the percentile rank and TSR for the Peer Company whose TSR ranks immediately below the Company equaled the 61.5 percentile and 35.6%, respectively, the Company’s TSR would be at the 66.2 percentile:

(k)	“Earned Percentage” means the percentage determined according to the following table:

Company TSR Relative to the TSRs of the Peer Companies for the Performance Measurement Period	Earned Percentage
Below 25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
75th Percentile	150.0%
90th Percentile or Higher	200.0%

Interpolation: To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the percentage of the PRSUs that are earned.

Example: If the Company’s TSR was at the 66.2 percentile, the Earned Percentage would equal 132.4%.

Limitations on the Earned Percentage:

(i)	Notwithstanding the criteria in the table above, in the event the Company’s TSR over the Performance Period is negative, the Earned Percentage shall not exceed 100%.

(ii)
In no event shall the value of a PRSU as of the last day of the Performance Period exceed 400% of the fair market value of a share of Common Stock on the Grant Date. If the product of (a) the fair market value of a share of Common Stock on the last day of the Performance Period, multiplied by (b) the Earned Percentage determined using the table above exceeds 400% of the fair market value of a share of Common Stock on the Grant Date, the Earned Percentage shall equal the quotient of (a) 400% of the fair market value of a share of Common Stock on the Grant Date, divided by

(b) the fair market value of a share of Common Stock on the last day of the Performance Period.

Example: If the fair market value of the Common Stock on the Grant Date equaled $15.00, the maximum value of a PRSU on the last day of the Performance Period would equal $60.00 (400.0% maximum value cap times $15.00 fair market value). Further, if the fair market value of the Common Stock on the last day of the Performance Period equaled $32.00 and the Company’s TSR was at the 97.0 percentile among the Peer Companies, the value of a PRSU prior to the limitation on value would equal $64.00 (200.0% Earned Percentage times $32.00 fair market value). Due to the 400% maximum value cap the Earned Percentage would equal 187.5%.

If 500 PRSUs were granted, the number of TSR Performance Shares issued to Employee (assuming all vesting requirements were met) would be 938 (500 x 187.5 = 937.5, rounded to 938).

The following example illustrates the calculation of TSR for the Company with a Performance Period that extends from January 1, 2015 to December 31, 2017.

Opening Average Share Value (1/2/2015 – 2/27/2015)    $21.77
Closing Average Share Value (11/1/2017 – 12/29/2017)    $18.34
TSR (expressed as percentage)                -13.36%

Opening Average					Closing Average
	Closing		Accumulated	Share		Closing		Accumulated	Share
Date	Price	Dividend	Shares	Value	Date	Price	Dividend	Shares	Value
2/27/2015	$21.67	$0.00	1.000000	$21.67	12/29/2017	$16.90	$0.00	1.198923	$20.26
2/26/2015	$21.56	$0.00	1.000000	$21.56	12/28/2017	$16.70	$0.25	1.198923	$20.02
2/25/2015	$21.62	$0.00	1.000000	$21.62	12/27/2017	$16.85	$0.00	1.181240	$19.90
2/24/2015	$21.58	$0.00	1.000000	$21.58	12/26/2017	$17.15	$0.00	1.181240	$20.26
2/23/2015	$21.63	$0.00	1.000000	$21.63	12/22/2017	$17.15	$0.00	1.181240	$20.26
2/20/2015	$21.31	$0.00	1.000000	$21.31	12/21/2017	$17.10	$0.00	1.181240	$20.20
2/19/2015	$20.86	$0.00	1.000000	$20.86	12/20/2017	$16.75	$0.00	1.181240	$19.79
2/18/2015	$21.51	$0.00	1.000000	$21.51	12/19/2017	$16.15	$0.00	1.181240	$19.08
2/17/2015	$21.40	$0.00	1.000000	$21.40	12/18/2017	$16.45	$0.00	1.181240	$19.43
2/13/2015	$21.45	$0.00	1.000000	$21.45	12/15/2017	$15.00	$0.00	1.181240	$17.72
2/12/2015	$20.81	$0.00	1.000000	$20.81	12/14/2017	$14.90	$0.00	1.181240	$17.60
2/11/2015	$21.02	$0.00	1.000000	$21.02	12/13/2017	$15.10	$0.00	1.181240	$17.84
2/10/2015	$20.91	$0.00	1.000000	$20.91	12/12/2017	$14.90	$0.00	1.181240	$17.60
2/9/2015	$20.97	$0.00	1.000000	$20.97	12/11/2017	$14.85	$0.00	1.181240	$17.54
2/6/2015	$21.02	$0.00	1.000000	$21.02	12/8/2017	$14.85	$0.00	1.181240	$17.54
2/5/2015	$21.13	$0.00	1.000000	$21.13	12/7/2017	$14.90	$0.00	1.181240	$17.60
2/4/2015	$20.74	$0.00	1.000000	$20.74	12/6/2017	$14.75	$0.00	1.181240	$17.42
2/3/2015	$20.96	$0.00	1.000000	$20.96	12/5/2017	$14.85	$0.00	1.181240	$17.54
2/2/2015	$20.59	$0.00	1.000000	$20.59	12/4/2017	$15.25	$0.00	1.181240	$18.01
1/30/2015	$20.44	$0.00	1.000000	$20.44	12/1/2017	$15.35	$0.00	1.181240	$18.13
1/29/2015	$20.69	$0.00	1.000000	$20.69	11/30/2017	$15.20	$0.00	1.181240	$17.95
1/28/2015	$20.96	$0.00	1.000000	$20.96	11/29/2017	$15.20	$0.00	1.181240	$17.95
1/27/2015	$21.26	$0.00	1.000000	$21.26	11/28/2017	$15.20	$0.00	1.181240	$17.95
1/26/2015	$21.52	$0.00	1.000000	$21.52	11/27/2017	$14.95	$0.00	1.181240	$17.66
1/23/2015	$21.26	$0.00	1.000000	$21.26	11/24/2017	$14.85	$0.00	1.181240	$17.54
1/22/2015	$21.08	$0.00	1.000000	$21.08	11/22/2017	$14.95	$0.00	1.181240	$17.66
1/21/2015	$20.82	$0.00	1.000000	$20.82	11/21/2017	$15.00	$0.00	1.181240	$17.72
1/20/2015	$20.37	$0.00	1.000000	$20.37	11/20/2017	$14.80	$0.00	1.181240	$17.48
1/16/2015	$20.35	$0.00	1.000000	$20.35	11/17/2017	$14.80	$0.00	1.181240	$17.48
1/15/2015	$20.70	$0.00	1.000000	$20.70	11/16/2017	$15.10	$0.00	1.181240	$17.84
1/14/2015	$20.83	$0.00	1.000000	$20.83	11/15/2017	$15.00	$0.00	1.181240	$17.72
1/13/2015	$21.21	$0.00	1.000000	$21.21	11/14/2017	$15.25	$0.00	1.181240	$18.01
1/12/2015	$21.42	$0.00	1.000000	$21.42	11/13/2017	$15.40	$0.00	1.181240	$18.19
1/9/2015	$21.54	$0.00	1.000000	$21.54	11/10/2017	$15.55	$0.00	1.181240	$18.37
1/8/2015	$21.74	$0.00	1.000000	$21.74	11/9/2017	$15.50	$0.00	1.181240	$18.31
1/7/2015	$21.51	$0.00	1.000000	$21.51	11/8/2017	$15.50	$0.00	1.181240	$18.31
1/6/2015	$21.31	$0.00	1.000000	$21.31	11/7/2017	$15.45	$0.00	1.181240	$18.25
1/5/2015	$21.70	$0.00	1.000000	$21.70	11/6/2017	$15.55	$0.00	1.181240	$18.37
1/2/2015	$22.00	$0.00	1.000000	$22.00	11/3/2017	$15.45	$0.00	1.181240	$18.25
Average				$50.15	11/2/2017	$15.70	$0.00	1.181240	$18.55
					11/1/2017	$15.65	$0.00	1.181240	$18.49
					Average				$18.34

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